Contact:	George Toth, President
The Sands Hotel and Casino
Atlantic City, NJ
609-441-4534

FOR IMMEDIATE RELEASE

ATLANTIC COAST ENTERTAINMENT HOLDINGS, INC.
NOTES CONVERTED TO COMMON STOCK AND WARRANTS BECOME EXERCISABLE

Atlantic City, New Jersey, May 17, 2005 – Atlantic Coast Entertainment Holdings, Inc. (“Atlantic”), today announced that the holders of a majority of the aggregate principal amount of the 3% Notes due 2008 (the “3% Notes”), issued by Atlantic, have elected to allow the holders of the 3% Notes to convert all, or a portion, of their 3% Notes into shares of Atlantic common stock, par value $.01 per share (the “Atlantic Common Stock”), pursuant to the terms of the indenture governing the 3% Notes. Each $1,000 of principal amount of 3% Notes and accrued interest thereon, is convertible into 65.90909 shares of Atlantic Common Stock. Affiliates of Carl C. Icahn, who own an aggregate principal amount of approximately $63.9 million of 3% Notes, have elected to convert $28.8 million of 3% Notes into 1,898,181 shares of Atlantic Common Stock, representing approximately 19% of the outstanding Atlantic Common Stock on a fully diluted basis.

As a result of the conversion by holders of the 3% Notes, and pursuant to the terms of the Warrant Agreement, dated July 22, 2004, by and between Atlantic and American Stock Transfer and Trust Company (the “Warrant Agent”), holders of Atlantic warrants (the “Warrants”), may exercise their Warrants to purchase .275 shares of Atlantic Common Stock for each Warrant that they own at an exercise price of $.01 per share of Atlantic Common Stock. Atlantic also announced that it had received notice from the Warrant Agent that affiliates of Mr. Icahn exercised their Warrants for an aggregate of 2,130,904 shares of Atlantic Common Stock which, together with the Atlantic Common Stock resulting from conversion of a portion of the 3% Notes that they own, represent 4,029,085 shares of Atlantic Common Stock, representing approximately 58.3% of the outstanding Atlantic Common Stock (without giving effect to such affiliates interest in Atlantic Common Stock owned by GB Holdings, Inc.). After giving effect to the conversion of the 3% Notes by the affiliates of Mr. Icahn, such affiliates will continue to own approximately $35.1 million of 3% Notes. In the event of the conversion of such remaining Notes, affiliates of Mr. Icahn would own approximately 6.34 million shares of Atlantic Common Stock, representing approximately 63.4% of the outstanding Atlantic Common Stock on a fully diluted basis (without giving effect to such affiliates interest in Atlantic Common Stock owned by GB Holdings, Inc.).

Atlantic, through its wholly-owned subsidiary ACE Gaming, LLC, owns and operates The Sands Hotel & Casino in Atlantic City, New Jersey.

This press release is for informational purpose only. This press release may contain statements that are forward-looking. Such forward looking statements involve important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of Atlantic. For more information regarding Atlantic and risks applicable to their business, please review the filings of Atlantic with the Commission, including the reports on Forms 10-K and 10-Q.